EuroPacific Growth Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455
March 31, 2012
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$482,357
Class B	$2,919
Class C	$14,483
Class F1	$111,637
Class F2	$103,428
Total	$714,824
Class 529-A	$13,708
Class 529-B	$286
Class 529-C	$2,308
Class 529-E	$611
Class 529-F1	$1,097
Class R-1	$2,303
Class R-2	$8,165
Class R-3	$87,246
Class R-4	$189,806
Class R-5	$257,982
Class R-6	$295,345
Total	$858,857

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5900
Class B	$0.2193
Class C	$0.2496
Class F1	$0.5835
Class F2	$0.6993
Class 529-A	$0.5861
Class 529-B	$0.1914
Class 529-C	$0.2745
Class 529-E	$0.4741
Class 529-F1	$0.6653
Class R-1	$0.2979
Class R-2	$0.2765
Class R-3	$0.4815
Class R-4	$0.5943
Class R-5	$0.7120
Class R-6	$0.7353

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$35,820
B) Repurchase agreements	$0
C) Short-term debt securities other than repurchase agreements	$7,060,362
D) Long-term debt securities including convertible debt	$100,092
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$94,006,496
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$0
J) Receivables from portfolio instruments sold	$169,413
K) Receivables from affiliated persons	$0
L) Other receivables	$607,886
M) All other assets	$0
N) Total assets	$101,980,069
O) Payables for portfolio instruments purchased	$398,829
P) Amounts owed to affiliated persons	$72,365
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$288,600
S) Senior equity	$0
T) Net Assets of common shareholders	$101,220,275

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	796,624
Class B	11,844
Class C	54,727
Class F1	188,415
Class F2	151,079
Total	1,202,689
Class 529-A	23,718
Class 529-B	1,352
Class 529-C	8,365
Class 529-E	1,287
Class 529-F1	1,672
Class R-1	7,870
Class R-2	28,603
Class R-3	178,727
Class R-4	321,998
Class R-5	355,499
Class R-6	445,902
Total	1,374,993

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.47
Class B	$39.20
Class C	$38.57
Class F1	$39.27
Class F2	$39.44
Class 529-A	$39.12
Class 529-B	$38.61
Class 529-C	$38.36
Class 529-E	$38.82
Class 529-F1	$39.11
Class R-1	$38.12
Class R-2	$38.39
Class R-3	$38.73
Class R-4	$38.79
Class R-5	$39.43
Class R-6	$39.48

Item 75B
Monthly Average Net Assets during this period ($000)
75B)	$103,395,765